Filed Pursuant to Rule 424(b)(3)
                                                  Registration Number 333-117859


                         UNIVERSAL DETECTION TECHNOLOGY

                        15,600,000 SHARES OF COMMON STOCK

                 PROSPECTUS SUPPLEMENT NO. 1 DATED MAY 17, 2005

     This prospectus supplement relates to the accompanying prospectus dated April 7, 2005 relating to the resale of up to 15,600,000 shares of common stock by the selling stockholders named in the accompanying prospectus. Of the shares being offered pursuant to the prospectus, as supplemented, 6,000,000 shares relate to shares presently owned by the selling stockholders and the remaining 9,600,000 shares relate to shares which the selling stockholders are entitled to receive upon exercise of warrants sold to them by us. The "Selling Stockholders" section of the accompanying prospectus dated April 7, 2005 is hereby supplemented to include the information provided in the table below with respect to persons not previously listed in the accompanying prospectus dated April 7, 2005.

     This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus dated April 7, 2005 and all other supplements and amendments. Our common stock is quoted on the Over The Counter Bulletin Board under the symbol "UDTT."

     INVESTING IN THESE SECURITIES INVOLVES SIGNIFICANT RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 3 OF THE ACCOMPANYING PROSPECTUS DATED APRIL 7, 2005.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The information appearing in the following table supplements or supercedes in part the information in the table under the caption "Selling Stockholders," beginning on page 33 in our prospectus and was provided by or on behalf of the selling stockholders. To the extent that a selling stockholder is listed in the table below and in the table appearing in the prospectus dated April 7, 2005, the information set forth below regarding the selling stockholder updates and replaces the information in the prospectus.


                                                                                        NUMBER OF          PERCENTAGE OF
                                        NUMBER OF SHARES       NUMBER OF SHARES       SHARES OF OUR        SHARES OF OUR
                                         OF OUR COMMON          OF OUR COMMON          COMMON STOCK         COMMON STOCK
                                       STOCK OWNED PRIOR         STOCK BEING         OWNED AFTER THE      OWNED AFTER THE
       SELLING STOCKHOLDER              TO THE OFFERING            OFFERED               OFFERING             OFFERING
-----------------------------------    ------------------     -------------------    ----------------    ------------------
Meyers Associates, L.P.  (1)               1,480,500              1,480,500                ---                 *
Omar Fernandez (1)(2)                         15,000                 15,000                ---                 *
Arthur David (1)(2)                           45,000                 45,000                ---                 *
Hal Kozi (1)(2)                               11,250                 11,250                ---                 *
Steve Bencivenga (1)(2)                       75,000                 75,000                ---                 *
Michael Dembin (1)(2)                         22,500                 22,500                ---                 *
Michael Alfano, Jr. (1)(2)                    15,000                 15,000                ---                 *

* Assumes the sale of all shares of the selling stockholder being offered. No estimate can be given as to the amount of shares that will be held by the selling stockholder after completion of this offering because the selling stockholder may offer some or all of the shares.

----------------

(1) Represents shares underlying warrants issued to Meyers Associates, L.P. as consideration for its services as placement agent in a private placement transaction that closed on July 2, 2004.

(2) Represents shares underlying warrants issued to Meyers Associates, L.P. as consideration for its services as placement agent in a private placement transaction that closed on July 2, 2004 and which Meyers Associates, L.P. subsequently transferred to the selling stockholder.
